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                                                                    EXHIBIT 99.2

FINANCIAL REVIEW
STRATEGIC DIRECTION
The Company's primary objective is the maximization of shareholder value through long-term stock appreciation and dividend growth. The Company's strategy remains focused on profitable top-line growth, primarily through acquisitions and new product introductions and continuous margin improvements through cost compression initiatives.

FINANCIAL OBJECTIVES AND STRATEGIES
The financial objectives and strategies employed by the Company are:

SOUND WORKING CAPITAL MANAGEMENT
The Company employs various procedures to monitor and control the quality and levels of current assets and liabilities. Due to the quick turn of the Company's current assets, which consist primarily of accounts receivable and inventory, working capital investment is expected to be relatively moderate in the future.

CAPITAL INVESTMENTS
The Company's goal is to maintain and improve the productivity of its assets, making capital investments which offer returns to the Company greater than its weighted average cost of capital.

MODERATE AND PRUDENT USE OF DEBT
The Company maintains moderate debt levels considering its business strategy, cash flow, access to both short- and long-term debt capital markets and the leverage of comparable firms in the food industry. The Company allocates its borrowings


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between the short- and long-term debt markets after considering factors such as cost and liquidity. The long-term debt market has primarily been used to fund acquisitions, major capital expenditures and share repurchases. In the fourth quarter of fiscal 1999, the Company issued commercial paper for the first time. Future commercial paper borrowings will primarily be utilized to fund working capital needs and for acquisitions. At May 28, 2000, the Company's total debt to total capitalization ratio was 53.7%, compared to 46.9% at May 30, 1999. Both are levels at which the Company believes it will continue to be able to fund future growth through access to both short- and long-term debt markets.

FINANCIAL RISK MANAGEMENT
The Company's primary financial risk is interest rate exposure, which is managed through maintaining a mix of fixed and floating rate debt. Foreign currency risk is not significant. The Company's policies and controls preclude the use of "leveraged" derivatives and the use of financial derivatives for purposes considered speculative.

DIVIDEND POLICY
The Company remains committed to increasing shareholder value through improved operating results and a consistent dividend policy. The Company paid quarterly dividends of $.22 per share in fiscal 2000, up from $.21 and $.20 per share in fiscal 1999 and 1998, respectively. The Company has paid a dividend for 57 consecutive years.

STOCK REPURCHASE
In fiscal 2000, the Board of Directors authorized a two million share increase in the number of shares available for repurchase. The primary purpose of such repurchases is to increase


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shareholder value, offset dilution from Company stock programs and provide shares to utilize in acquisitions. During fiscal years 2000 and 1999, the Company repurchased 3.9 million and 1.8 million common shares, respectively. At May 28, 2000, the Company had authorization to repurchase up to 0.8 million additional shares of its common stock.

OPERATING RESULTS
The Company's fiscal year ends on the last Sunday in May; therefore, the 2000 and 1999 fiscal years included 52 weeks, while fiscal 1998 included 53 weeks.

PLANT CLOSURE CHARGES AND DISCONTINUED OPERATIONS
During the current and prior years, and as part of the Company's strategic review, management initiated reorganization and operational streamlining initiatives. The long-term objectives of these initiatives are to optimize the Company's resources, improve operating efficiencies and reduce the cost structure. This review has resulted in the closure of plants and the sale of the Company's Vegetables segment.

During the fourth quarter of fiscal 2000, the Company announced the closure of the Sacramento, California and Mobile, Alabama fluid milk plants, which resulted in a pre-tax charge of $6.1 million ($3.8 million after-tax, or $.10 per diluted share) in the Dairy segment. The plant closure charge consisted of $1.9 million of cash charges, which include severance and exit costs, and $4.2 million of non-cash charges associated with the write-down to net realizable value of certain assets. The closures, which will affect approximately 118 hourly and salaried employees, are expected to be finalized by the end of the second quarter of



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fiscal 2001. Production from the facilities will be relocated to existing dairy plants. The expected annual benefits resulting from these plant closures is estimated to be approximately $2.0 million, beginning in fiscal 2001.

Also during fiscal 1999, the Company announced plant closures in the Dairy, Pickles and Specialty segments, which resulted in a pre-tax charge of $18.1 million ($11.0 million after-tax, or $.27 per share). The pre-tax impact of the plant closure charges on the Company's fiscal 1999 operating earnings by business segment is summarized as follows:



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                      Operating       Plant Closure       Operating Earnings
(in millions)         Earnings           Charges        Before Closure Charges
                      --------           -------        ----------------------

Dairy                   $  95.6            $  8.9             $ 104.5
Pickles                    34.2               8.5                42.7
Specialty                  59.2               0.7                59.9
Corporate                 (35.7)             --                 (35.7)
                        -------            ------             -------
Consolidated            $ 153.3            $ 18.1             $ 171.4
                        =======            ======             =======

The $8.9 million Dairy charge was recorded in the fourth quarter of fiscal 1999 in association with the Company's announcement to close the Indianapolis, Indiana fluid milk plant. Production volume from this facility has been integrated into existing dairy plants.

The $8.5 million plant closure charge in the Pickles segment included an initial charge of $7.7 million, recorded in the third quarter, to cover the costs of a Michigan plant shutdown. An additional $.8 million was recorded in the fourth quarter, primarily related to the removal and relocation of equipment from the plant. Production from the closed facility was integrated into existing pickle plants.

During the fourth quarter of 1999, the transportation division of the Specialty segment announced the closure of an Illinois warehouse, which was replaced by public warehousing. Costs related to the closure were approximately $0.7 million.

There were no plant closure charges in fiscal 1998.

On July 27, 1998, the Company announced the divestiture of the Vegetables segment to Agrilink Foods, Inc. ("Agrilink"). On September 23, 1998 the transaction closed for cash consideration of $378.2 million, a $30.0 million Agrilink subordinated note and Agrilink's aseptic foods business, which has been valued at $80.2 million. In fiscal 1999, loss from discontinued operations was $2.9 million, or $.07 per diluted share, compared to fiscal 1998 income from discontinued operations of $18.3 million, or $.44 per diluted share. The fiscal 1999 loss reflects the results of operations until September 23, 1998, the date of sale of the Company's Vegetables segment. As a result of the divestiture, the Vegetables segment operations results have been presented as discontinued operations.



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The following management's discussion and analysis pertains to continuing operations and excludes the impact of fiscal 2000 and 1999 plant closure charges, unless otherwise noted.

FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999

RESULTS OF CONTINUING OPERATIONS

Fiscal 2000 net sales increased 8.3% to $4.1 billion. Each of the Company's business segments reported increased sales over fiscal 1999, primarily as a result of business acquisitions and the successful launch of innovative new products.

Income from continuing operations was $106.1 million, or $2.77 per diluted share versus $70.3 million, or $1.74 per diluted share in fiscal 1999.

The fiscal 2000 results include a pre-tax plant closure charge of $6.1 million ($3.8 million after-tax, or $.10 per diluted share) and fiscal 1999 results include pre-tax plant closure charges of $18.1 million ($11.0 million after-tax, or $.27 per diluted share). Absent the plant closure charges, income from continuing operations advanced 35.2% to $109.9 million from $81.3 million and earnings per diluted share from continuing operations increased 42.8% to $2.87 from $2.01 in fiscal 1999. The increased earnings were primarily the result of strong performances in the Dairy and Specialty segments which more than offset the decline in earnings in the Pickles segment and increases in Corporate expenses. The Company's return on invested capital, before plant closure charges, was 10.4% in fiscal 2000 versus 9.4% in fiscal 1999.

BUSINESS SEGMENTS

The Company is a diversified food processor and distributor engaged in three business segments. Dairy is the Company's



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largest segment, accounting for 80% of fiscal 2000 sales, with the Specialty and
Pickles segments accounting for 11% and 9% of total sales, respectively. The Dairy segment is a major processor of fluid milk, ice cream and extended shelf life dairy products serving various regional markets, with some products distributed nationwide and to Mexico. The Pickles segment includes pickles, relishes and assorted specialty items which are marketed in regional, national and international markets. The Specialty segment includes refrigerated dips and salad dressings, aseptic food products non-dairy creamers and powdered products. The products are sold to regional, national and international markets.


The Company is a large user of certain agricultural-related commodities, the prices for which can vary greatly. The competitive conditions and relatively low profit margins in the food industry necessitate timely adjustment of the Company's pricing to reflect changes in commodity prices, as well as changes in other production and distribution-related costs.

Segment operating earnings represent sales less operating expenses. Operating expenses exclude general corporate expense, interest expense and federal and state income taxes.

DAIRY - Dairy sales in fiscal 2000 increased 9.1% to $3.3 billion and volume increased 9.5% over fiscal 1999. The increases in sales and volume are primarily the result of business acquisitions completed during fiscal 1999. Absent the impact of acquisitions, volume in fiscal 2000 was approximately flat in comparison to fiscal 1999, as record high raw milk costs during



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the second and third quarters of fiscal 2000 dampened consumption.

Fiscal 2000 operating earnings of $162.5 million, before plant closure charges, increased 55.5% over 1999 due to improved operating efficiencies, plant rationalizations and a more favorable overall commodity environment. Fiscal
1999 also included significant costs of integration of acquisitions. The improved earnings in fiscal 2000 resulted in an improved return on sales of 5.0% in fiscal 2000 versus 3.5% in fiscal 1999. Return on invested capital improved to 9.3% from 7.2% in fiscal 1999.

PICKLES - Pickles sales in fiscal 2000 increased 4.1% to $378.6 million from $363.7 million in fiscal 1999, primarily as the result of the acquisition of Steinfeld's Products Company on July 1, 1999. Absent the Steinfeld's acquisitions, sales declined 4.6% from 1999 primarily as the result of aggressive promotion and advertising activity by the branded market leader during the second half of fiscal 2000. Operating earnings of $34.2 million in fiscal 2000 declined 20.1% from earnings of $42.8 million, before plant closure charges, in fiscal 1999. The decline in earnings is due to the sales decline discussed above and the incremental costs from weather-related poor crop conditions. Return on invested capital in the Pickles segment declined to 11.5% from 16.0% in fiscal 1999.

SPECIALTY - Specialty sales in fiscal 2000 grew 6.2% to $432.1 million from $406.8 million in fiscal 1999. Operating earnings of $71.0 million increased 18.5% over fiscal 1999 operating earnings of $59.9 million, before plant closure charges. The increases in sales and earnings are primarily attributable to business acquisitions completed in fiscal 1999. The increase in



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earnings is also the result of increased operating efficiencies. Return on invested capital in the Company's Specialty segment remained relatively flat in fiscal 2000 at 18.1% versus 18.5% in fiscal 1999.

CORPORATE
Corporate expenses in fiscal 2000 increased $3.3 million to $39.0 million from fiscal 1999. The increase is primarily the result of costs associated with the initial implementation of the Company's enterprise-wide information system initiative. The project is expected to take four to five years to complete and will result in a common information system across the Company.

INTEREST EXPENSE, NET OF INTEREST INCOME
Fiscal 2000 interest expense, net of interest income increased $11.3 million to $49.3 million. The increase is the result of higher debt balances resulting from acquisitions and the Company's share repurchase program as well as higher short-term market interest rates in fiscal 2000.

INCOME TAXES
The Company's fiscal 2000 effective tax rate was 38.8% compared with 39.0% in fiscal 1999.

FISCAL YEAR 1999 COMPARED TO FISCAL YEAR 1998

RESULTS OF CONTINUING OPERATIONS
Net sales increased 37.3% to $3.8 billion in fiscal 1999, from $2.7 billion in fiscal 1998. The sales increase over the prior year is primarily due to business acquisitions completed in each



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of the Company's business operating segments. Income from continuing operations was $70.3 million, or $1.74 per diluted share in fiscal 1999, compared to $88.0 million, or $2.13 per diluted share, in the prior year. Fiscal 1999 results include pre-tax plant closure charges of $18.1 million ($11.0 million after-tax, or $.27 per diluted share). Absent the plant closure charges, fiscal 1999 operating earnings increased by 5.5% over the prior year. Increased earnings in the Pickles and Specialty segments and decreased Corporate expenses more than offset the Dairy segment earnings decrease. Net interest expense was $38.0 million in fiscal 1999 versus $18.8 million in the prior fiscal year. The Company's return on invested capital was 9.4% (before plant closure charges) versus 16.0% in fiscal 1998. The decline in return on invested capital reflects the additional invested capital related to fiscal 1999 acquisitions and capital expenditures.

DAIRY - Dairy sales for fiscal 1999 increased 45.4%, primarily due to business acquisitions. Excluding the impact of acquisitions and an extra week in fiscal 1998, dairy volume was up 2% overall, with increases experienced in each of the fluid milk, ice cream and extended shelf life operations. Fiscal 1999 Dairy operating earnings of $104.5 million, before the plant closure charge, reflect an 8.4% decrease from 1998. The segment's operating margins declined from 5.6% in fiscal 1998 to 3.5% in fiscal 1999. The decline in Dairy earnings was due to a combination of volatile commodity costs, which include raw milk prices and butterfat costs, that were experienced throughout most of the fiscal year, and costs associated with the integration and assimilation of recent acquisitions into the Company's existing production and distribution structures. Raw milk costs peaked at record levels in the third quarter of



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fiscal 1999 before declining during the fourth quarter. Dairy segment return on invested capital for fiscal 1999 was 7.2% compared to 15.0% for fiscal 1998. The decline was due to lower earnings and the additional invested capital associated with fiscal 1999 business acquisitions and capital expenditures.

PICKLES - Sales in fiscal 1999 of $363.7 million increased 4.3% compared to fiscal 1998 sales of $348.7 million. Fiscal 1999 Pickles segment operating earnings, before the plant closure charge, of $42.8 million increased 15.4% compared to fiscal 1998. The sales and earnings increases were primarily attributable to the acquisition of the Schwartz Pickle Company, a refrigerated foodservice pickle company acquired at the end of fiscal 1998. Also contributing to the earnings increase were improved plant efficiencies resulting from operations improvement initiatives and more effective trade promotion spending. Return on invested capital for the Pickles segment of 16.0% for fiscal 1999 was relatively unchanged from 16.1% for fiscal 1998, as increased earnings, before the plant closure charge, were offset by additional invested capital related to the Schwartz acquisition.

SPECIALTY - Sales for fiscal 1999 increased $72.2 million, or 21.6%, to $406.8 million from $334.6 million in fiscal 1998. Operating earnings, before the plant closure charge, increased $7.7 million, or 14.8%, to $59.9 million in fiscal 1999 compared to $52.2 million in fiscal 1998. The sales and earnings increases were largely due to the acquisition of the aseptic business acquired from Agrilink in conjunction with the disposition of the Company's Vegetables business. Also contributing to the increase were the results of Custom Food Processors International, Inc., a producer of powdered products,



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acquired early in the fourth quarter of fiscal 1999. The Specialty segment's
18.5% return on invested capital for fiscal 1999 declined from 23.7% for fiscal 1999. The reduction was due to the additional invested capital of business acquisitions.

CORPORATE
Corporate expenses in fiscal 1999 decreased $5.1 million versus fiscal 1998 due to lower incentive and stock-related compensation expenses.


INTEREST EXPENSE, NET OF INTEREST INCOME
Fiscal 1999 net interest expense increased $19.3 million from the prior year, principally due to significantly higher average borrowings outstanding under the Company's short- and long-term facilities as a result of the Company's fiscal 1998 and 1999 acquisitions and increased capital expenditures.

INCOME TAXES
The Company's effective tax rate was 39.0% in fiscal 1999 versus an effective rate of 38.8% for fiscal 1998.


FINANCIAL CONDITION
LIQUIDITY AND CAPITAL RESOURCES
The Company's operating cash and capital expenditure requirements have historically been met from internally generated funds.



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Working capital at May 28, 2000 was $151.3 million compared to $142.7 million at
May 30, 1999. The Company's fiscal 2000 current ratio was 1.34 compared to 1.32 at the end of fiscal 1999.

Net property, plant, and equipment increased $50.3 million during fiscal 2000 due to the assets of acquired businesses and capital expenditures, net of dispositions and depreciation. The fiscal 2000 capital expenditures reflect the Company's continued emphasis on investing to achieve growth from new products, improved operating efficiencies, and expansion of existing product lines.

The Company's financial strategy includes utilizing a combination of debt and equity that will maintain a competitive weighted average cost of capital and provide sufficient liquidity for growth. The Company has access to significant capital via debt and equity markets. The Company will continue to use both short-term and long-term debt markets in its funding of acquisitions and major capital expenditures.




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Long-term obligations increased $127.4 million to $758.7 million at May 28,
2000. The increased debt levels are due to acquisitions and the Company's share repurchase program. Long-term obligations include $447.2 million of senior notes, consisting of three separate notes with maturities of $99.5 million in 2005, $199.8 million in 2009 and $147.9 million in 2017. Also included in long-term obligations is $267.8 million of commercial paper. In March 1999, the Company entered into a $500 million commercial paper program backed entirely by the Company's $500 million revolving credit agreement. Both the commercial paper program and the revolving credit agreement mature in 2003. At May 28, 2000, there was no outstanding balance under the revolving credit agreement.

In May 1999, the Company issued $200 million of 6.625% Notes due 2009. The proceeds of these notes were used to repay commercial paper, which had been used to finance the fiscal 1999 acquisition activity.

Shareholders' equity at May 28, 2000 was $657.7 million, a decrease of $58.7 million from last year-end, reflecting fiscal year 2000 earnings less dividends paid to shareholders and common stock repurchases of $134.9 million. The treasury stock held at May 28, 2000 is available for use in future acquisitions, stock option issuance and other general business purposes.



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CASH FLOWS
Cash and temporary cash investments of $26.6 million at May 28, 2000 increased $10.7 million over the level at May 30, 1999. The changes in cash for fiscal 1999 and fiscal 1998 were increases of $4.0 million and $7.5 million, respectively. The Company's cash flow activities are as follows:

OPERATING ACTIVITIES - Fiscal 2000 cash provided from operations was $234.4 million compared to $163.9 million and $162.7 million for fiscal 1999 and 1998, respectively. Excluding plant closure charges, fiscal 2000 operating earnings before depreciation and amortization were $336.3 million versus $259.4 million and $222.9 million in fiscal 1999 and 1998, respectively.

INVESTING ACTIVITIES - Net cash used in the Company's investing activities in fiscal 2000 was $186.9 million compared to $380.7 million and $472.3 million in fiscal years 1999 and 1998, respectively. In fiscal 2000, the Company invested $147.5 million in capital expenditures compared to $139.3 million and $104.7 million in fiscal 1999 and 1998, respectively. The $8.2 million increase in capital expenditures between fiscal 1999 and 2000, as well as the $34.7 million increase between fiscal 1998 and 1999, reflect the Company's continued focus on investing in innovative product growth, such as the small bottle initiative, improved production efficiencies and expansion of existing product lines. Business acquisitions continue to be a significant investing activity for the Company. In fiscal 2000, the company invested $38.2 million in business acquisitions compared to $238.8 million in fiscal 1999 and $369.6 million in fiscal 1998. During the three years ended May 28, 2000, a total of $646.6 million was utilized to acquire businesses, which are discussed further in Note 2 to the consolidated financial statements. Also included in investing activities in fiscal 2000 and fiscal 1999 was $8.1 million and $7.3 million related to the Company's investment to upgrade and integrate the Company's sales, production and financial information systems.

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FINANCING ACTIVITIES - Net cash used in financing activities during fiscal 2000 was $36.8 million, compared to $76.7 million in fiscal 1999 and net cash provided by financing activities of $279.0 million in fiscal 1998. The Company continues to be committed to increasing shareholder value through a share repurchase program and a consistent dividend policy. In fiscal
2000, the Company repurchased treasury stock of $134.9 million compared to $70.4 million and $35.8 million in fiscal 1999 and 1998 respectively. The Company paid cash dividends of $33.6 million in fiscal 2000 compared to $33.3 million and $32.0 million in fiscal 1999 and 1998, respectively. The fiscal 2000 share repurchase program was primarily funded by proceeds from the issuance of commercial paper of $131.4 million.

DISCONTINUED OPERATIONS - On September 23, 1998, the Company sold the stock of Dean Foods Vegetable Company to Agrilink Foods, Inc. Net cash provided by discontinued operations of $297.6 million includes the proceeds from the sale of $378.2 million, less cash used for the payment of income taxes related to the gain and for business operations until the date of sale.

YEAR 2000 COMPLIANCE

The Year 2000 issue was the result of date-sensitive computer programs using two digits rather than four digits to define the applicable year. If not corrected, this could have resulted in an inability to accurately process certain date-based information. The Company established a program to address the millennium date change issue and, as a result of executing this program in a timely manner, the Company did not experience any significant date-related failures. Management believes the possibility of future Year 2000 problems relating to the issue is unlikely and the financial impact of any future failures would not be significant to its business, financial condition or results of operations. The Company's Year 2000 compliance expenses were approximately $5 million and the Company capitalized approximately $2 million for the replacement of hardware and software for both existing systems and systems of acquired businesses.



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QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The principal market risks to which the Company is exposed that may adversely affect results of operations and financial position include changes in future interest rates and commodity prices and, to a lesser extent, foreign currency exchange rates. The Company seeks to minimize or manage these market risks through normal operating and financing activities and through the use of commodity contracts, where practicable. Management believes that its use of these instruments to manage risk is in the Company's best interest. The Company does not trade or use instruments with the objective of earning financial gains on the commodity price, exchange rate or interest rate fluctuations. Complex instruments involving leverage or multipliers are not used.

The Company's long-term debt structure consists of both fixed and floating rate debt. The Company's exposure to market risk for changes in interest rates relates primarily to debt obligations under the Company's commercial paper program and revolving credit agreement. The Company enters into short-term debt obligations primarily to support general corporate purposes, including capital expenditures and working capital needs, and to fund acquisitions. At May 28, 2000, the Company had $267.8 million of commercial paper outstanding with a weighted average interest rate of approximately 5.7%. A 10% increase in the commercial paper interest rate would result in additional interest expense of approximately $1.5 million.



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Company products are manufactured from raw materials and ingredients, including raw milk, cucumbers and corn syrup, and packaging materials, including resin, cartons and glass, the costs of which are affected by the supply and demand for the underlying commodities. Although these items are expected to remain in adequate supply, market prices can be influenced by external factors such as weather conditions and crop yields, as well as industry capacity. The Company mitigates the impact of varying commodity prices by occasionally entering into contracts for certain materials and ingredients and by attempting to establish product prices which are reflective of the commodity cost changes. On occasion, the Company enters into contracts for certain materials and ingredients. The Company does not have significant exposure to market risk associated with foreign currency exchange rates and as a result does not maintain foreign exchange contracts.

ENVIRONMENTAL MATTERS

The Company's compliance with current federal, state and local regulations relating to the protection of the environment has not had, nor is it expected to have, a material effect on the Company's earnings, capital expenditures or competitive position. The Company continues to give attention to the impact of operations on the environment and compliance with current federal, state and local regulations relating to the protection of the environment.



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NEW ACCOUNTING STANDARDS

Statement of Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998, and amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", in June 2000. These Statements standardize the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. SFAS No. 133 was to be effective for fiscal years beginning after June 15, 1999. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective date of SFAS No. 133", which delayed the effective Date by one year. The adoption of SFAS No. 133, in fiscal 2002, is not expected to have a material impact on the Company's results of operations or financial condition.

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which was amended by SAB No. 101A in March 2000 and further amended by SAB No. 101B in June 2000. SAB No. 101B delayed the implementation date of SAB No. 101. The SAB, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements, is required to be adopted by the Company in the fourth quarter of fiscal 2000. The adoption of this Statement is not expected to have a material impact on the Company's results of operations or financial condition.

SUBSEQUENT EVENTS

On June 23, 2000, the Company filed a shelf registration to issue from, time to time, up to $650.0 million in various debt and


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equity securities. The Company plans to use the net proceeds from any such issuances for general corporate purposes, including working capital, repayment or refinancing of indebtedness, acquisitions and capital expenditures.

On June 27, 2000, the Company purchased the Nalley's pickle business located in Tacoma, Washington, from Agrilink Foods, Inc. for cash consideration.

On July 10, 2000, the Company purchased the assets of the Land O'Lakes Upper Midwest fluid dairy operations for cash consideration. These operations include a full line of fluid milk, yogurt, cream, sour cream and cottage cheese. In conjunction with the Land O'Lakes purchase, Land O'Lakes and Dean Foods entered into a joint venture agreement to develop, market and license cream, half-and-half, sour cream and extended shelf life products to further expand the Lands O'Lakes brand.

FORWARD LOOKING STATEMENTS

Certain statements in this Annual Report are "forward looking statements" as defined by the Private Securities Litigation Reform Law of 1995. These statements, which may be indicated by words such as "expects", "intends", "believes", "forecasts", or other words of similar meaning, involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of the Report. These risks include, but are not limited to, risks associated with the Company's acquisition strategy, adverse weather conditions resulting in poor harvests, raw milk costs, interest rate fluctuations, competitive pricing pressures, marketing and cost-management programs, changes in government programs and shifts in market demand.



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